UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 11, 2006

aQuantive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington		98104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-816-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 11, 2006, aQuantive, Inc., a Washington corporation ("aQuantive"), completed the acquisition of Accipiter Solutions, Inc., a Delaware corporation ("Accipiter"), through a merger of Accipiter with a wholly owned subsidiary of aQuantive. Accipiter provides web publisher ad serving solutions. It will join the Atlas digital marketing technologies business unit of aQuantive. Headquartered in Raleigh, North Carolina, Accipiter has approximately 50 employees. Brian Handly, co-founder and CEO of Accipiter, will join Atlas as senior vice president and will continue to lead the Raleigh team.

The consideration paid in the acquisition was $30.3 million cash. This cash consideration includes certain liabilities satisfied upon closing and is subject to certain post-closing purchase accounting adjustments. A portion of the cash consideration is being retained by aQuantive for eighteen months to satisfy potential indemnity obligations. In addition, options to purchase approximately 158,000 shares of aQuantive common stock were issued in substitution for outstanding options to purchase Accipiter stock. Approximately 129,000 of these substitute options, which were issued under aQuantive's 1999 stock option plan, were vested upon issuance. Substantially all expense relating to the vested portion of the options will be added to the purchase price.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

aQuantive, Inc.

December 15, 2006	By:	Linda Schoemaker

Name: Linda Schoemaker
Title: Senior VP and General Counsel